Exhibit 99.1

[AVANIR Pharmaceuticals Logo]

NEWS RELEASE

FOR IMMEDIATE RELEASE

	Contacts:	At Avanir Pharmaceuticals:
Patrice Saxon, Investor Relations 858-622-5202 psaxon@avanir.com

At FischerHealth Life Sciences:
Aline Schimmel, Media Relations 212-601-8278 aschimmel@fischerhealth.com

FURTHER UPDATE ON AVANIR’S NEURODEX™ NEW DRUG APPLICATION

San Diego, September 22, 2005 — Avanir Pharmaceuticals (AMEX: AVN) announced that during discussions with the U.S. Food and Drug Administration (FDA) yesterday regarding Avanir‘s new drug application (NDA) for Neurodex for the treatment of pseudobulbar affect (PBA), the Agency requested that the Company provide an expansion of certain summary analyses in its application to better support the new electronic data submission guidelines. The Company will be meeting with the Agency within the next few weeks to discuss the requested analyses. Based on these discussions, the Company expects that the FDA will reset the receipt date of the NDA filing to coincide with the Company’s submission of this information.

“This delay is unfortunate, but we are very appreciative that the FDA is willing to work closely with us to make our application as complete and reviewable as possible,” said Eric Brandt, President and CEO of Avanir.

Avanir Pharmaceuticals is focused on developing and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir‘s product candidates address therapeutic markets that include central nervous system and cardiovascular disorders, inflammation, and infectious disease. Avanir has initiated a Phase 3 clinical trial of Neurodex for the treatment of diabetic neuropathic pain. Avanir has active collaborations with two international pharmaceutical companies, Novartis International Pharmaceutical Ltd. for the treatment of inflammatory disease, and AstraZeneca UK Limited for the treatment of cardiovascular disease. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

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Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate”, “anticipate”, “believe”, “plan”, or “expect”, or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. There can be no assurance that Avanir‘s new drug application for Neurodexä will be accepted for filing by the FDA within the anticipated time period or at all; that Neurodex will receive regulatory approval; or that even if such regulatory approval is received, Avanir will be able to market Neurodex successfully. Final review decisions made by the FDA and other regulatory agencies concerning clinical trial results are often unpredictable and outside the influence and/or control of the company. Risks and uncertainties also include the risks set forth in Avanir‘s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and from time-to-time in other publicly available information regarding the Company. Copies of this information are available from Avanir upon request. Avanir disclaims any intent or obligation to update these forward-looking statements.